UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2014

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	31-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2014, Daniel B. Hurwitz and DDR Corp. (the “Company”) entered into a mutual separation agreement (the “Separation Agreement”) pursuant to which Mr. Hurwitz agreed to resign from his positions as Chief Executive Officer and a Director of the Company, effective as of the end of the day on December 31, 2014. Mr. Hurwitz is expected to remain a non-officer employee of the Company until February 14, 2015 (the “Separation Date”). Upon the effectiveness of Mr. Hurwitz’s resignation as Chief Executive Officer, David J. Oakes, the Company’s President and Chief Financial Officer, became the Company’s principal executive officer.

Pursuant to the Separation Agreement, Mr. Hurwitz will generally receive only those payments and benefits to which he would have been contractually entitled for his departure “without cause” under the terms of his Amended and Restated Employment Agreement, dated as of July 29, 2009, as amended (the “Employment Agreement”), consistent with the Company’s prior disclosure in its proxy statement for its 2014 annual meeting of shareholders. In addition to his bonus for 2014, Mr. Hurwitz will be entitled to receive cash and non-cash stock compensation of approximately $9.8 million in the aggregate, which will result in a charge to be taken in the fourth quarter of 2014 of approximately $4.5 million, of which $3.1 million relates to cash compensation and $1.4 million (non-cash) relates to Mr. Hurwitz’s equity awards. Mr. Hurwitz’s equity awards will continue to be governed by the terms of the plans covering such awards.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Mutual Separation Agreement and Release, dated December 29, 2014, between Daniel B. Hurwitz and DDR Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ David J. Oakes
	Name:	David J. Oakes
	Title:	President and Chief Financial Officer

Date: January 2, 2015

Exhibit Index

Exhibit Number	Description

10.1	Mutual Separation Agreement and Release, dated December 29, 2014, between Daniel B. Hurwitz and DDR Corp.